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                                                                    EXHIBIT 10.8

                              EMPLOYMENT AGREEMENT

                  AGREEMENT dated as of February 13, 2002 between Take-Two Interactive Software, Inc., a Delaware corporation (the "Employer" or the "Company"), and Don Leeds (the "Employee").


                              W I T N E S S E T H :

                  WHEREAS, the Employer desires to employ the Employee as its Executive Vice President: Special Projects and to be assured of his services as such on the terms and conditions hereinafter set forth; and

                  WHEREAS, the Employee is willing to accept such employment on such terms and conditions;

                  NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and intending to be legally bound hereby, the Employer and the Employee hereby agree as follows:

                  1. Term. Employer hereby agrees to employ Employee, and Employee hereby agrees to serve Employer for a three-year period commencing effective as of the date hereof (the "Effective Date") (such period being herein referred to as the "Term," and any year commencing on the Effective Date or any anniversary of the Effective Date being hereinafter referred to as an "Employment Year") unless this agreement is terminated as hereinafter provided.

                  2.       Employee Duties.

                  (a) During the term of this Agreement, the Employee shall have the duties and responsibilities of Executive Vice President: Special Projects, reporting directly to Ryan Brant, Chairman of the Board of Directors of the Employer (the "Board"); provided, that if Mr. Brant ceases to be an officer of the Employer, then the Employee shall thereafter report to the person then serving as the Chairman of the Board. It is understood that such duties and responsibilities shall be reasonably related to the Employee's position.

                  (b) The Employee shall devote substantially all of his business time, attention, knowledge and skills faithfully, diligently and to the best of his ability, in furtherance of the business and activities of the Company. The principal place of performance by the Employee of his duties hereunder shall be the Company's principal executive offices in New York, although the Employee may be required to travel outside of the area where the Company's principal executive offices are located in connection with the business of the Company. Employee has advised the Company that he owns an interest in a newsletter company to which he devotes less than five hours of his time each month.


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                  (c) Employee shall continue to serve on the Board unless
removed by the stockholders of the Company or requested in writing to resign by the Chairman of the Board.

                  3. Compensation.

                  (a) During the term of this Agreement, the Employer shall pay the Employee a salary (the "Salary") at a rate of $350,000 per annum, payable in equal installments bi-weekly, or at such other times as may mutually be agreed upon between the Employer and the Employee. Such Salary shall be subject to an annual review by the Board and may be increased, but not decreased by the Board.

                  (b) The Employee may be paid additional bonus compensation in the discretion of the Chairman of the Board.

                  (c) The Company shall grant to the Employee non-qualified options to purchase a mutually agreed upon number of shares of Common Stock at an exercise price equal to the reported closing sale price of the Company's Common Stock on the date the Company resumes the trading of its stock in February, 2002. The options shall have a ten-year term and shall provide for an exercise period that extends for three years following termination (for any reason) of employment (but not later than the ten-year anniversary of the date of grant). The shares issuable upon exercise of the options shall be registered on Form S-8 within six months from the date hereof. The options shall be granted as of the Effective Date and shall provide for vesting in the aggregate as follows: options with respect to 60% of the total shares shall vest in equal daily installments (based on a 365 day year) over the first Employment Year and options with respect to the remaining number of shares shall vest in equal daily installments (based on a 365 day year) over the second and third Employment Years. The options shall provide for immediate vesting upon the earliest to occur of: (i) a sale of a majority of the Company's common stock, (ii) a sale of all or substantially all of the Company's assets, (iii) the merger of the Company with or into another entity, where such other entity is the surviving entity, or the other entity or its shareholders gain majority voting control of the Company as a result of the merger, (iv) the liquidation or dissolution of the Company. In addition, the options shall provide that, in the event of (i) the Employee's termination by the Company, other than for "cause" (as defined in Section 6(d) hereof), or (ii) the Employee's resignation for "good reason" (as defined in Section 6(d) hereof), options for the number of shares that, but for the Employee's termination or resignation (as the case may be) would vest during the period ending on the one-year anniversary of such termination or resignation, shall instead immediately vest on the date thereof.

                  (d) The Employee shall receive a monthly car allowance of $800.

                  (e) In addition to the foregoing, the Employee shall be entitled to such other cash bonuses and such other compensation in the form of stock, stock options or other property or rights as may from time to time be awarded to him by the Board during or in respect of his employment hereunder.



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                  4. Benefits.

                  (a) During the term of this Agreement, the Employee and the Employee's family shall have the right to receive or participate in all benefits and plans which the Company may from time to time institute during such period for its employees and for which the Employee is eligible, including 401(k) benefits and health and dental coverage. Nothing paid to the Employee under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary or any other obligation payable to the Employee pursuant to this Agreement. Employee shall also be eligible to participate in all benefit plans and arrangements maintained by the Company for its senior executives. During the term of this Agreement, the Company shall pay the premium for the Employee's long term disability policy.

                  (b) During the term of this Agreement, the Employee will be entitled to the number of paid holidays, personal days off, vacation days and sick leave days in each calendar year as are determined by the Company from time to time (including four weeks vacation during any Employment Year). Such vacation may be taken in the Employee's discretion with the prior approval of the Chairman, and at such time or times as are not inconsistent with the reasonable business needs of the Company.

                  5. Expenses. All travel and other expenses incident to the rendering of services reasonably incurred on behalf of the Company by the Employee during the term of this Agreement shall be paid by the Employer. If any such expenses are paid in the first instance by the Employee, the Employer shall reimburse him therefor on presentation of appropriate receipts for any such expenses. Employee shall be entitled to fly business class (or first class if business is not available) on any flight with a scheduled duration of 2.5 hours or more. In addition, the Company shall pay Employee's legal fees incurred in connection with the preparation and review of this Agreement.

                  6. Termination. Notwithstanding the provisions of Section 1 hereof, the Employee's employment with the Employer may be earlier terminated as follows:

                  (a) By action taken by the Board, the Employee may be discharged for cause (as hereinafter defined), effective as of such time as the Board shall determine. Upon discharge of the Employee pursuant to this Section 6(a), the Employer shall have no further obligation or duties to the Employee hereunder, except for payment of Salary through the effective date of termination, and the Employee shall have no further obligations or duties to the Employer, except as provided in Section 7.

                  (b) In the event of (i) the death of the Employee or (ii) by action of the Board and the inability of the Employee, by reason of physical or mental disability, to continue substantially to perform his duties hereunder for a period of 180 consecutive days, during which 180 day period Salary and any other benefits hereunder shall not be suspended or diminished. Upon any termination of the Employee's employment under this Section 6(b), the Employer shall have no further obligations or duties to the Employee hereunder except for payment of Salary and accrued vacation through the effective date of termination, and the Employee shall have no further obligations or duties to the Employer, except as provided in Section 7.



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                  (c) In the event that Employee's employment with the Employer is terminated by action taken by the Board without cause (including in the event of a change of control) or by Employee for "good reason", then the Employer shall have no further obligation or duties to Employee hereunder, except for payment of the amounts described below, and Employee shall have no further obligations or duties to the Employer, except as provided in Section 7. In the event of such termination, the Employer shall pay Employee's Salary and accrued but unused vacation through the effective date of termination, plus one year's Salary and the immediate vesting of all options scheduled to vest pursuant to the schedule set forth in Section 3(c) during the twelve (12) months following the effective date of termination; and the Company shall continue Employee's benefits (including for dependents) (other than 401(k)) for the twelve-month period following the effective date of termination.

                  (d) For purposes of this Agreement, the Company shall have "cause" to terminate the Employee's employment under this Agreement upon (i) the failure by the Employee to substantially perform his duties under this Agreement after written notice, (ii) the engaging by the Employee in criminal misconduct (including embezzlement and criminal fraud) which is materially injurious to the Company, monetarily or otherwise, (iii) the conviction of the Employee of a felony or (iv) gross negligence on the part of the Employee in the performance of his duties hereunder. For purposes of the Agreement, the term "good reason" shall mean (i) an intentional reduction by the Company in the Employee's Salary;
(ii) any material breach by the Company of this Agreement; or (iii) relocation of the Company's principal offices to a location more than 50 miles from their location on the Effective Date.

                  (e) For purposes of this Agreement, a change of control shall mean a sale of all or substantially all of the assets or a majority of the capital stock of the Company or a merger of the Company with or into another corporation where the Company is not the surviving corporation.

                  7. Confidentiality; Non-competition.

                  (a) The Employer and the Employee acknowledge that the services to be performed by the Employee under this Agreement are unique and extraordinary and, as a result of such employment, the Employee will be in possession of confidential information relating to the business practices of the Company. The term "confidential information" shall mean any and all information (verbal and written) relating to the Company or any of its affiliates, or any of their respective activities, other than such information which can be shown by the Employee to be in the public domain (such information not being deemed to be in the public domain merely because it is embraced by more general information which is in the public domain) other than as the result of breach of the provisions of this Section 7(a), including, but not limited to, information relating to: trade secrets, personnel lists, financial information, research projects, services used, pricing, customers, customer lists and prospects, product sourcing, marketing and selling and servicing. The Employee agrees that he will not, during or for a period of two years after the termination of employment, directly or indirectly, use, communicate, disclose or disseminate to any person, firm or corporation any confidential information regarding the clients, customers or business practices of the Company acquired by the Employee during his employment by Employer, without the prior written consent of Employer; provided, however, that the Employee understands that Employee will be prohibited from misappropriating any trade secret at any time during or after the termination of employment.



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                  (b) The Employee hereby agrees that he shall not, during the period of his employment and for a period of one (1) year following such employment, directly or indirectly, within any county (or adjacent county) in any State within the United States or territory outside the United States in which the Company is engaged in business during the period of the Employee's employment or on the date of termination of the Employee's employment, engage, have an interest in or render any services to any business (whether as owner, manager, operator, licensor, licensee, lender, partner, stockholder, joint venturer, employee, consultant or otherwise) that is directly competitive with the Company's business activities. Notwithstanding the foregoing, Employee shall be permitted to own (as a passive investment) not more than 5% of the any class of securities which is publicly traded; provided, however that said 5% limitation shall apply to the aggregate holdings of Employee and those of all other persons and entities with whom Employee has agreed to act for the purpose of acquiring, holding, voting or disposing of such securities.

                  (c) The Employee hereby agrees that he shall not, during the period of his employment and for a period of one (1) year following such employment, directly or indirectly, take any action which constitutes an interference with or a disruption of any of the Company's business activities including, without limitation, the solicitations for a competitive purpose of the Company's customers, or persons listed on the personnel lists of the Company. At no time during the term of this Agreement, or thereafter shall the Employee disparage the commercial, business or financial reputation of the Company nor shall the Company disparage the reputation of the Employee.

                  (d) For purposes of clarification, but not of limitation, the Employee hereby acknowledges and agrees that the provisions of subparagraphs 7(b) and (c) above shall serve as a prohibition against him, during the period referred to therein, directly or indirectly, hiring, offering to hire, enticing, soliciting or in any other manner persuading or attempting to persuade any officer, significant employee, agent, lessor, lessee, licensor, licensee or customer who has been previously contacted by either a representative of the Company, including the Employee (but only those suppliers existing during the time of the Employee's employment by the Company, or at the termination of his employment), to discontinue or alter in a manner adverse to the Company his, her or its relationship with the Company.



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                  (e) Upon the termination of the Employee's employment for any reason whatsoever, all documents, records, notebooks, equipment, price lists, specifications, programs, customer and prospective customer lists and other materials which refer or relate to any aspect of the business of the Company which are in the possession of the Employee including all copies thereof, shall be promptly returned to the Company.

                  (i) The Employee agrees that all processes, technologies and inventions ("Inventions"), including new contributions, improvements, ideas and discoveries, whether patentable or not, conceived, developed, invented or made by him during his employment by Employer shall belong to the Company, provided that such Inventions grew out of the Employee's work with the Company are related in any manner to the business (commercial or experimental) of the Company or are conceived or made on the Company's time or with the use of the Company's facilities or materials. The Employee shall further: (a) promptly disclose such Inventions to the Company; (b) assign to the Company, without additional compensation, all patent and other rights to such Inventions for the United States and foreign countries; (c) sign all papers necessary to carry out the foregoing; and (d) give testimony in support of his inventorship;

                  (ii) If any Invention is described in a patent application or is disclosed to third parties, directly or indirectly, by the Employee within two years after the termination of his employment by the Company, it is to be presumed that the Invention was conceived or made during the period of the Employee's employment by the Company; and

                  (iii) The Employee agrees that he will not assert any rights to any Invention as having been made or acquired by him prior to the date of this Agreement, except for Inventions, if any, disclosed to the Company in writing prior to the date hereof.

                  (f) The Company shall be the sole owner of all products and proceeds of the Employee's services hereunder, including, but not limited to, all materials, ideas, concepts, formats, suggestions, developments, arrangements, packages, programs and other intellectual properties that the Employee may acquire, obtain, develop or create in connection with and during the term of the Employee's employment hereunder, free and clear of any claims by the Employee (or anyone claiming under the Employee) of any kind or character whatsoever (other than the Employee's right to receive payments hereunder). The Employee shall, at the request of the Company, execute such assignments, certificates or other instruments as the Company may from time to time deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend its right, or title and interest in or to any such properties.

                  (g) The parties hereto hereby acknowledge and agree that (i) the Company would be irreparably injured in the event of a breach by the Employee of any of his obligations under this Section 7, (ii) monetary damages would not be an adequate remedy for any such breach, and (iii) the Company shall be entitled to injunctive relief, in addition to any other remedy which it may have, in the event of any such breach.



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                  (h) The parties hereto hereby acknowledge that, in addition to any other remedies the Company may have under Section 7(g) hereof, the Company shall have the right and remedy to require the Employee to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits (collectively, "Benefits") derived or received by the Employee as the result of any transactions constituting a breach of any of the provisions of
Section 7, and the Employee hereby agrees to account for any pay over such Benefits to the Company.

                  (i) Each of the rights and remedies enumerated in Section 7(g) and 7(h) shall be independent of the other, and shall be severally enforceable, and all of such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity.

                  (j) If any provision contained in this Section 7 is hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid portions.

                  (k) If any provision contained in this Section 7 is found to be unenforceable by reason of the extent, duration or scope thereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, scope or other provision and in its reduced form any such restriction shall thereafter be enforceable as contemplated hereby.

                  (l) It is the intent of the parties hereto that the covenants contained in this Section 7 shall be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought (the Employee hereby acknowledging that said restrictions are reasonably necessary for the protection of the Company). Accordingly, it is hereby agreed that if any of the provisions of this Section 7 shall be adjudicated to be invalid or unenforceable for any reason whatsoever, said provision shall be (only with respect to the operation thereof in the particular jurisdiction in which such adjudication is made) construed by limiting and reducing it so as to be enforceable to the extent permissible, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of said provision in any other jurisdiction.

                  8. Indemnification. The Employer shall indemnify and hold harmless the Employee against any and all expenses reasonably incurred by him in connection with or arising out of (a) the defense of any action, suit or proceeding in which he is a party, or (b) any claim asserted or threatened against him, in either case by reason of or relating to his being or having been an employee, officer or director of the Company, whether or not he continues to be such an employee, officer or director at the time of incurring such expenses, except insofar as such indemnification is prohibited by law. Such expenses shall include, without limitation, the reasonable fees and disbursements of attorneys, amounts of judgments and amounts of any settlements; provided, however, that the Employee shall not enter into any settlement for which indemnification will be sought hereunder without the written consent of the Employer. The foregoing indemnification obligation is independent of and in addition to any similar obligation provided in the Employer's Certificate of Incorporation or Bylaws, and shall apply with respect to any matters attributable to periods prior to the Effective Date, and to matters attributable to his employment hereunder, without regard to when asserted.



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                  9. General. This Agreement is further governed by the
following provisions:

                  (a) Notices. All notices relating to this Agreement shall be in writing and shall be either personally delivered, sent by telecopy (receipt confirmed) or mailed by certified mail, return receipt requested, to be delivered at such address as is indicated below, or at such other address or to the attention of such other person as the recipient has specified by prior written notice to the sending party. Notice shall be effective when so personally delivered, one business day after being sent by telecopy or five days after being mailed.

                  To the Employer:

                           Take Two Interactive Software, Inc.
                           575 Broadway
                           New York, New York 10012
                           Attention: Ken Selterman

                  To the Employee:

                           Don Leeds
                           12A Lilac Lane
                           Weston, CT 06883

                  With a copy to:

                           Morrison & Foerster LLP
                           1290 Avenue of the Americas
                           New York, NY  10104
                           Attention:  Charles B. Friedman, Esq.

                  (b) Parties in Interest. Employee may not delegate his duties or assign his rights hereunder. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

                  (c) Entire Agreement. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of the Employee by the Employer and contains all of the covenants and agreements between the parties with respect to such employment in any manner whatsoever. Any modification or termination of this Agreement will be effective only if it is in writing signed by the party to be charged.



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                  (d) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. The Employee and the Employer each agrees to and hereby does submit to jurisdiction before any state or federal court of record in New York County.

                  (e) Warranty. Employee hereby warrants and represents as follows:

                  (i) That the execution of this Agreement and the discharge of Employee's obligations hereunder will not breach or conflict with any other contract, agreement, or understanding between Employee and any other party or parties.

                  (ii) Employee has ideas, information and know-how relating to the type of business conducted by Employer, and Employee's disclosure of such ideas, information and know-how to Employer will not conflict with or violate the rights of any third party or parties.

                  (iii) Employee will not disclose any trade secrets relating to the business conducted by any previous employer.

                  (f) Severability. In the event that any term or condition in this Agreement shall for any reason be held by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or condition of this Agreement, but this Agreement shall be construed as if such invalid or illegal or unenforceable term or condition had never been contained herein.

                  (g) Execution in Counterparts. This Agreement may be executed by the parties in one or more counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto.



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                  IN WITNESS WHEREOF, the parties hereto have executed and
delivered this Agreement as of the date first above written.


                                Take-Two Interactive Software, Inc.


                                By:   /s/ Ryan Brant
                                      ----------------------------------
                                      Name:
                                      Title:


                                      /s/ Don Leeds
                                      -----------------------------------
                                      Don Leeds


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